UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2014

COMMAND CENTER, INC.

(Exact name of registrant as specified in its charter)

Washington	000-53088	91-2079472
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3901 N. Schreiber Way	Coeur d’Alene, Idaho	83815
Address of principal executive offices		Zip Code

Registrant’s telephone number, including area code: 208-773-7450

(Former name or former address, if changes since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities

On April 16, 2014, Command Center, Inc. (the "Company") issued 1,288,126 shares of its common stock to DR Services of  Louisiana, LLC, a Louisiana Limited Liability Company, as required by: (i) the Asset Purchase Agreement (the “Agreement”) dated the 4th day of January, 2012 wherein the Company’s wholly owned subsidiary, Disaster Recovery Services, Inc., a Louisiana corporation (“Buyer”), acquired substantially all the assets of DR Services of Louisiana, LLC, a Louisiana Limited Liability Company and Environmental Resource Group, LLC, a Louisiana Limited Liability Company (“Sellers”) and (ii) the Agreement for Settlement and Release of Claims between Buyer and Sellers, along with Sellers’ respective members, and joined in by Company.

The 1,288,126 shares now issued represent the remaining balance of the contingent earnout fee under the Agreement.  When combined with the 1,500,000 shares previously issued to the Seller at the closing of the transaction on January 4, 2012 and an additional 211,874 shares issued in 2012, the total number of shares issued in the acquisition transaction equals 3,000,000.

As a result of this issuance, the Company’s outstanding common stock increased from 63,911,242 to 65,199,368 shares.

The foregoing description of the Agreement is qualified in its entirety by reference to the complete terms and conditions of such Agreement, a copy of which was filed as Exhibit 2.1 to the Form 8-K as filed on January 9, 2012.  The Agreement for Settlement and Release of Claims dated April 2, 2014 is filed as Exhibit 10.9 to this Current Report on Form 8-K.

The issuance of securities pursuant to the Agreement is made pursuant to an exemption under Section 4(a)(2) of the Securities Act of 1933, as amended. The common stock issued was not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 9.01	Financial Statements and Exhibits

(d)           Exhibits

10.9
Agreement for Settlement and Release of Claims between Disaster Recovery Services, Inc., DR Services of Louisiana, LLC, the members of DR Services of Louisiana, LLC, and joined in by Command Center, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Command Center, Inc.                                                                                                                           April 22, 2014

/s/ Ronald L Junck
Executive Vice President, General Counsel and Secretary

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